UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

GRAPHIC PACKAGING HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Riveredge Parkway, Suite 100

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 644-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 12, 2012, Graphic Packaging Holding Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein (the “Underwriters”), and certain selling stockholders named therein (the “Selling Stockholders”). Pursuant to the Underwriting Agreement, the Selling Stockholders agreed to sell 18,500,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), at a public offering price of $6.10 per share ($5.80 per share, net of underwriting discounts). In addition, pursuant to the terms of the Underwriting Agreement, the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 2,775,000 additional shares of Common Stock. The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company, the Selling Stockholders, and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The sale of the Common Stock by the Selling Stockholders was made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-176606), including a prospectus supplement dated December 13, 2012 to the prospectus contained therein dated August 31, 2011, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended. The sale of the Common Stock closed on December 18, 2012.

Repurchase Agreement

On December 12, 2012, the Company entered into an agreement (the “Repurchase Agreement”) with the Selling Stockholders to repurchase 49,180,327 shares of Common Stock for $300 million, directly from the Selling Stockholders in a private, non-underwritten transaction at $6.10 per share, which is equal to the public offering price in the sale of Common Stock discussed above (the “Share Repurchase”). The Share Repurchase was consummated on December 18, 2012. The Company funded the Share Repurchase with an incremental term loan borrowing under an amendment to its amended and restated credit agreement, dated March 16, 2012 (the “Credit Agreement”).

Following the sale by the Selling Stockholders of the Common Stock in the public offering and in the Share Repurchase, the Selling Stockholders will continue to own 186,495,562 shares of Common Stock, or approximately 54% of the Company’s outstanding Common Stock.

Amendment to Credit Agreement

On December 18, 2012, Graphic Packaging International, Inc., a wholly owned subsidiary of the Company (“GPII”), the Company, and certain subsidiaries of the Company entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement among Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Funding Fronting Lender, and JPMorgan Chase Bank, N.A., Citibank, N.A., Goldman Sachs Bank USA, and SunTrust Bank, as Co-Syndication Agents, and the several lenders party thereto. The purpose of the Amendment is to amend certain restrictions in the Credit Agreement to provide an incremental term loan facility (the “Incremental Term Loan”) to GPII in the amount of $300 million to fund the Share Repurchase. The terms of the Incremental Term Loan are the same as those to which GPII’s existing borrowings under the Credit Agreement are subject.

The foregoing descriptions of the Underwriting Agreement, the Repurchase Agreement, and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Repurchase Agreement, and the Amendment, which are attached as Exhibits 1.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under the caption “Amendment to Credit Agreement” in Item 1.01 above and the full text of the Amendment, which is attached as Exhibit 10.2 to this Current Report on Form 8-K, is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

1.1	Underwriting Agreement, dated December 12, 2012, among the Company, the Selling Stockholders, and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein.

5.1	Opinion of Alston & Bird LLP.

10.1	Stock Repurchase Agreement, dated December 12, 2012, among the Company and the Selling Stockholders.

10.2	Amendment No. 1 to the Credit Agreement, dated December 18, 2012, among GPII, the Company, certain subsidiaries of the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Funding Fronting Lender, and JPMorgan Chase Bank, N.A., Citibank, N.A., Goldman Sachs Bank USA and SunTrust Bank, as Co-Syndication Agents, and the several lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Date: December 18, 2012		Senior Vice President, General Counsel and Secretary